As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NORANDA ALUMINUM HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-8908550
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 Crescent Centre Drive, Suite 600 Franklin, Tennessee	37067
(Addresses of Principal Executive Offices)	(Zip Code)
Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan
(Full title of the plan)

Dale W. Boyles
Chief Financial Officer
801 Crescent Centre Drive, Suite 600
Franklin, TN 37067
(Name and address of agent for service)
(615) 771-5700
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee
Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan - Common Stock, par value $0.01 per share	5,000,000	$2.98	$14,900,000	$1,919.12

(1)
The number of shares represents the estimated maximum number issuable under the Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement shall also be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plan, which provides for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)
Estimated pursuant to Securities Act Rule 457(c) and (h) solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of Noranda Aluminum Holding Corporation as reported on the New York Stock Exchange on May 21, 2014.

EXPLANATORY NOTE

The purpose of this Form S-8 Registration Statement is to register an aggregate of 5,000,000 shares of Noranda Aluminum Holding Corporation (the “Company”) common stock, par value $0.01 per share (the “Common Stock”) which may be offered pursuant to the Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•	The Company's Annual Report Form 10-K for its fiscal year ended December 31, 2013, filed with the Commission on March 3, 2014 (Commission File No. 001-34741);

•	The Company’s other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document listed in the first bullet above;

•	The description of the Company’s common stock contained in the Company’s Form 8-A, filed on May 11, 2010, and any subsequent amendment thereto filed for the purpose of updating such description; and

•
All other documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities
Not Applicable.

Item 5. Interests of Named Experts and Counsel
The opinion of counsel with respect to the validity of the Common Stock registered by this Registration Statement is given by Gail E. Lehman, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company. Ms. Lehman is employed by the Company, owns shares of Common Stock and holds equity awards under the Company's 2010 Long-Term Incentive Plan.

Item 6. Indemnification of Directors and Officers
The Company is a Delaware corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against any expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Article X of the Company’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors, officers, employees or agents to the fullest extent permitted by the DGCL. Article X of the Company’s Amended and Restated Certificate of Incorporation also provides that, in any action initiated by a person seeking indemnification, the Company shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of the Company’s Amended and Restated Certificate of Incorporation includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article X of the Company’s Amended and Restated Certificate of Incorporation permits the Company to maintain insurance, at its expense, to protect it or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company currently has such an insurance policy covering its directors and officers to insure against certain losses incurred by them.

The foregoing statements are subject to the detailed provisions of Sections 102(b)(7) and 145 of the DGCL, the full text of the Company’s Certificate of Incorporation and the full text of the Company’s Bylaws each, as amended.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits
See Index to Exhibits, which is incorporated herein by reference.

Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 23, 2014.

NORANDA ALUMINUM HOLDING CORPORATION
By:	/S/ LAYLE K. SMITH
Name:	Layle K. Smith
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/S/ LAYLE K. SMITH	President, Chief Executive Officer and Director	May 23, 2014
Layle K. Smith	(Principal Executive Officer)

/S/ DALE W. BOYLES	Chief Financial Officer	May 23, 2014
Dale W. Boyles	(Principal Financial Officer and
Principal Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Layle K. Smith, Dale W. Boyles and Gail E. Lehman the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date
/S/ WILLIAM H. BROOKS	Director	May 23, 2014
William H. Brooks
/S/ RONALD S. ROLFE	Director	May 23, 2014
Ronald S. Rolfe
/S/ MATTHEW R. MICHELINI	Director	May 23, 2014
Matthew R. Michelini
/S/ THOMAS R. MIKLICH	Director	May 23, 2014
Thomas R. Miklich
/S/ RICHARD B. EVANS	Director	May 23, 2014
Richard B. Evans
/S/ CARL J. RICKERTSEN	Director	May 23, 2014
Carl J. Rickertsen
/S/ ALAN H. SCHUMACHER	Director	May 23, 2014
Alan H. Schumacher
/S/ ROBERT J. KALSOW-RAMOS	Director	May 23, 2014
Robert J. Kalsow-Ramos
/S/ MATTHEW H. NORD	Director	May 23, 2014
Matthew H. Nord
/S/ ELLIOT G. SAGOR	Director	May 23, 2014
Elliot G. Sagor
/S/ ERIC L. PRESS	Director	May 23, 2014
Eric L. Press

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Noranda Aluminum Holding Corporation (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8 (File No. 333-166947), filed on May 19, 2010)

4.2
Amended and Restated By-Laws of Noranda Aluminum Holding Corporation (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8 (File No. 333-166947), filed on May 19, 2010)

5.1	Opinion of Gail E. Lehman, Chief Administrative Officer, General Counsel and Corporate Secretary.
23.1	Consent of Ernst & Young LLP (Nashville)
23.2	Consent of Gail E. Lehman (included in Exhibit 5.1)
99.1
Noranda Aluminum Holding Corporation 2014 Long-Term Incentive Plan, effective May 9, 2014 (incorporated by reference to Exhibit 99.1 of Noranda Aluminum Holding Corporation's Current Report on Form 8-K, filed on May 14, 2014)